Filed Pursuant to Rule 424(b)(5)
Registration No. 333-174278
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 31, 2011)

PRANA BIOTECHNOLOGY LIMITED 50,000,000 Ordinary Shares represented by 5,000,000 American Depositary Shares

This prospectus supplement relates to the offer and sale of up to an aggregate of 50,000,000 ordinary shares, represented by 5,00,000 American Depositary Shares, or ADSs, from time to time through our sales agent, McNicoll, Lewis & Vlak LLC, or MLV. Each ADS represents ten ordinary shares. The ADSs are evidenced by American Depositary Receipts, or ADRs. The sales, if any, will be made pursuant to an At-The-Market Issuance Sales Agreement entered into between us and MLV.  The aggregate offering price for the ordinary shares represented by ADSs may not exceed the aggregate amount that can be sold under the registration statement of which this prospectus supplement forms a part, which amount, as of the date of this prospectus supplement, is US$50 million.

Our ADSs are listed on the NASDAQ Capital Market under the symbol “PRAN.”  On July 12, 2011, the closing price of an ADS of Prana Biotechnology Limited on the NASDAQ Capital Market was US$1.97.

Sales of our ADSs under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on or through The NASDAQ Capital Market, the existing trading market for our ADSs, on any other existing trading market for the ADSs or to or through a market maker, or in privately negotiated transactions, subject to our prior approval.  MLV will act as sales agent on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices.  There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

MLV will be entitled to compensation at a fixed commission rate equal to 3.0% of the gross sales price per share sold.  In connection with the sale of ADSs on our behalf, MLV will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of MLV may be deemed to be underwriting commissions or discounts.  We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act of 1933.

Investing in the ADSs involves a high degree of risk.  Before buying any securities, you should carefully consider the risk factors described in “Risk Factors” beginning on S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 13, 2011

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ACCOMPANYING PROSPECTUS

S - i

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “Prana” “we,” “us,” “our,” or similar references mean Prana Biotechnology Limited and its, unless otherwise indicated.

All references to “U.S. dollars” or “US$” in this supplement and the accompanying prospectus are to U.S. dollars, and all references to  “Australian dollars” or “A$” are to the currency of Australia.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus.  The second part is the accompanying prospectus, which gives more general information about us and the ADS that we may offer from time to time under our shelf registration statement.  To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

You should read this document together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.  We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus.  You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may authorize to be provided to you.  This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy ADSs, nor does this prospectus supplement, the accompanying prospectus and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy ADSs in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus is delivered or ADS is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

S - ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

PROSPECTS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary may not contain all the information that you should consider before investing in our common stock. you should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the documents incorporated by reference in the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Prana Biotechnology Limited

We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 and began limited operations shortly thereafter.  Our mission is to develop therapeutic drugs designed to treat the underlying causes of degeneration of the brain and the eye as the aging process progresses, initially focusing on Alzheimer’s disease.  More recently we began to also focus on the application of our lead compound to Huntington’s disease.  Other potential applications for our therapies include Parkinson’s disease, certain cancers, age-related macular degeneration, Motor Neuron disease, Creutzfeldt-Jakob disease (the human variant of Mad Cow disease) and age-related cataracts.

Corporate Information

Our registered office is located at Level 2, 369 Royal Parade, Parkville, Victoria 3052, Australia and our telephone number is 011-61-3-9824-8166.  Our principal executive office is located at Level 2, 369 Royal Parade, Parkville, Victoria 3052, Australia and our telephone number is 011-61-3-9349-4906.  Our address on the internet is www.pranabio.com.  The information in our website is not incorporated by reference into this prospectus supplement and should not be considered as part of this prospectus supplement.

The Offering

Securities offered	50,000,000 ordinary shares represented by 5,000,000 ADSs
The ADSs	Each ADS represents ten ordinary shares, no par value. The offered ADSs are evidenced by ADRs.

Depositary	Bank of New York Mellon

Manner of Offering	“At-the-market” offering that may be made from time to time through our agent, MLV. See “Plan of Distribution” on page S-14.

Ordinary Shares outstanding as of July 12, 2011	275,286,783 ordinary shares (which excludes 30,456,353 ordinary shares issuable upon the exercise of options)

Use of proceeds
We intend to use the net proceeds of approximately US$9.25 million from this offering for ongoing and future research programs into the development of our proprietary compounds, including our lead compound PBT2, and for working capital purposes.  See “Use of Proceeds” on page S-12.

NASDAQ Capital Market symbol	“PRAN”
Risk Factors
This investment involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risks you should consider carefully before making an investment decision.

Unless otherwise stated, all information contained in this prospectus supplement reflects the assumed public offering price of US$1.97 per ADS, which was the last reported sale price of an ADS representing our ordinary shares on the NASDAQ Capital Market on July 12, 2011.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described in this prospectus supplement, together with all of the other information incorporated by reference into this prospectus supplement and the accompanying prospectus.  The following risks are presented as of the date of this prospectus supplement and we expect that these will be updated from time to time in our periodic reports filed with the Securities and Exchange Commission, or the SEC, which will be incorporated herein by reference.  Please refer to these subsequent reports for additional information relating to the risks associated with investing in our ADSs.  Our business, financial condition or results of operations could be materially adversely affected by any of these risks.  The trading price of our securities could decline due to any of these risks, and you may lose part or all of your investment.

Risks Related to Our Business

We have incurred operating losses and may not be profitable in the future; the report of our independent registered public accounting firm includes a going concern paragraph; our plans to maintain and increase liquidity may not be successful.

We have been unprofitable to date and expect to incur losses over the next several years as we expand our drug discovery and development programs and pre-clinical testing and as we conduct clinical trials of our product candidates.  Our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including:

•	the continued progress of our research and development programs;

•	the timing, scope, results and costs of pre-clinical studies and clinical trials;

•	the cost, timing and outcome of regulatory submissions and approvals;

•	determinations as to the commercial potential of our product candidates;

•	our ability to successfully expand our contract manufacturing services;

•	our ability to establish and maintain collaborative arrangements; and

•	the status and timing of competitive developments.

Our independent registered  accounting firm issued an opinion on our consolidated financial statements for the year ended June 30, 2010 that states that the consolidated financial statements were prepared assuming we will continue as a going concern and further states that our recurring losses raise substantial doubt about our ability to continue as a going concern.

On March 25, 2011, we completed a A$6,120,000 (US$6,190,992) financing necessary to ensure that we can continue as a going concern over the next 12 months. We added additional working capital on June 30, 2011, when Quintiles Limited subscribed for US$1,000,000 of our ordinary shares.  However, to continue to meet our longer term business objectives beyond the next 12 months, which would include advancement of our research and development programs, we will need to secure additional financing.  We will also require additional funds to pursue regulatory clearances, defend our intellectual property rights, establish commercial scale manufacturing facilities, develop marketing and sales capabilities and fund operating expenses.  We intend to seek such additional funding through public or private financings and/or through licensing of our assets or strategic alliances or other arrangements with corporate partners. The global economic climate could adversely impact our ability to obtain such funding, license our assets or enter into alliances or other arrangements with corporate partners.  Any shortfall in funding could result in our having to curtail or cease our operations, including our research and development activities, which would be expected to have a material adverse effect on our business, financial condition and results of operations.

We are a development stage company at an early stage in the development of pharmaceutical products and our success is uncertain.

We are a development stage company at an early stage in the development of our pharmaceutical products which are designed to treat the underlying causes of degeneration of the brain and the eye as the aging process progresses.  We have not sufficiently advanced the development of any of our products, including our current lead product candidate, PBT2, to market or generate revenues from their commercial application.  Our current or any future product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

We may experience delays in our clinical trials that could adversely affect our business and operations.

We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all.  Our ability to commence and complete clinical trials may be delayed by many factors, including:

•	government or regulatory delays, including delays in obtaining approvals from applicable hospital ethics committees and internal review boards;

•	slower than expected patient recruitment;

•	our inability to manufacture sufficient quantities of our new proprietary compound or our other product candidates or matching controls;

•	unforeseen safety issues; and

•	lack of efficacy or unacceptable toxicity during the clinical trials.

Patient enrollment is a function of, among other things, the nature of the clinical trial protocol, the existence of competing protocols, the size and longevity of the target patient population, and the availability of patients who comply with the eligibility criteria for the clinical trial.  Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials.  Moreover, we rely on third parties to assist us in managing and monitoring clinical trials.  Any failure by these third parties to perform under their agreements with us may cause the trials to be delayed or result in a failure to complete the trials.

Product development costs to our collaborators and us will increase if we have delays in testing or approvals or if we need to perform more, larger or more complex clinical trials than planned.  Significant delays could have a material adverse effect on the commercial prospects of our product candidates and our business, financial condition and results of operations.

We have a history of operating losses and may not achieve or maintain profitability in the future.

We have incurred losses in every period since we began operations in 1997.  We expect to continue to incur additional operating losses over at least the next several years and to increase our cumulative losses substantially as we expand our research and development and pre-clinical activities and commence additional clinical trials of PBT2.  We reported net losses of A$4,906,922, A$7,522,789 and A$13,560,678 during the fiscal years ended June 30, 2010, 2009 and 2008, respectively.  As of December 31, 2010, our accumulated deficit was A$82,306,520.  We may never be able to achieve or maintain profitability.

There is a substantial risk that we may not be able to complete the development of PBT2 or develop other pharmaceutical products.

We may not be able to progress with the development of our current or any future pharmaceutical product candidates to a stage that will attract a suitable collaborative partner for the development of any current or future pharmaceutical product candidates.  The projects initially specified in connection with any such collaboration and any associated funding may change or be discontinued as a result of changing interests of either the collaborator or us, and any such change may change the budget for the projects under the collaboration.  Additionally, our research may not lead to the discovery of additional product candidates, and any of our current and future product candidates may not be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards and receive regulatory approval, be capable of being produced in commercial quantities at reasonable costs, or be successfully or profitably marketed, either by us or a collaborative partner.  The products we develop may not be able to penetrate the potential market for a particular therapy or indication or gain market acceptance among health care providers, patients and third-party payers.  We cannot predict if or when the development of PBT2 or any future pharmaceutical product will be completed or commercialized, whether funded by us, as part of a collaboration or through a grant.

If we do not obtain the necessary governmental approvals, we will be unable to commercialize our pharmaceutical products.

Our ongoing research and development activities are, and the production and marketing of our pharmaceutical product candidates derived from such activities will be, subject to regulation by numerous governmental authorities in Australia, principally the Therapeutics Goods Administration, or TGA; the Food and Drug Administration, or FDA, in the United States; the Medicines and Healthcare products Regulatory Agency, or MHRA, in the United Kingdom; the Medical Products Agency, or MPA, in Sweden; and the European Medicines Agency, or EMEA.  Prior to marketing, any therapeutic product developed must undergo rigorous pre-clinical testing and clinical trials, as well as an extensive regulatory approval process mandated by the TGA and, to the extent that any of our pharmaceutical products under development are marketed abroad, by foreign regulatory agencies, including the FDA in the United States and the MHRA in the United Kingdom.  These processes can take many years and require the expenditure of substantial resources.  Governmental agencies may not grant regulatory approval due to matters arising from pre-clinical animal toxicology, safety pharmacology, drug formulation and purity, clinical side effects or patient risk profiles, or medical contraindications.  Failure or delay in obtaining regulatory approvals would adversely affect the development and commercialization of our pharmaceutical product candidates.  We may not be able to obtain the clearances and approvals necessary for clinical testing or for manufacturing and marketing our pharmaceutical product candidates.

We will not be able to commercialize our PBT2 therapeutic compound for Alzheimer’s disease, Huntington’s disease or other indications or any future product candidates if we fail to adequately demonstrate their safety, efficacy and superiority over existing therapies.

Before obtaining regulatory approvals for the commercial sale of any of our pharmaceutical products, we must demonstrate through pre-clinical testing and clinical studies that our PBT2 product candidate is safe and effective for use in humans for each target indication.  Conducting pre-clinical testing and clinical studies is an expensive, protracted and time-consuming process.  Likewise, results from early clinical trials may not be predictive of results obtained in large-scale, later-stage clinical testing.  In addition, even though a potential drug product shows promising results in clinical trials, regulatory authorities may not grant the necessary approvals without sufficient safety and efficacy data.

We may not be able to undertake further clinical trials of our PBT2 compound as a therapeutic compound for Alzheimer’s disease, Huntington’s disease or other indications and any future product candidate (including one that may emerge from our vaccine program), or to demonstrate the safety and efficacy or superiority of any of these product candidates over existing therapies or other therapies under development, or enter into any collaborative arrangement to commercialize our current or future product candidates on terms acceptable to us, or at all.  For example, in April 2005, we ceased clinical trials of our PBT1 compound as a treatment for Alzheimer’s disease.  Clinical trial results that show insufficient safety and efficacy could have a material adverse effect on our business, financial condition and results of operations.

We may need to prioritize the development of our most promising candidates at the expense of the development of other products.

We may need to prioritize the allocation of development resources and/or funds towards what we believe to be our most promising product or products.  The nature of the drug development process is such that there is a constant availability of new information and data which could positively or adversely affect a product in development.  We cannot predict how such new information and data may impact in the future the prioritization of the development of our current or future product candidates or that any of our products, regardless of its development stage or the investment of time and funds in its development, will continue to be funded or developed.

Our research and development efforts will be seriously jeopardized if we are unable to retain key personnel and cultivate key academic and scientific collaborations.

Our future success depends to a large extent on the continued services of our senior management and key scientific personnel.  We have entered into employment or consultancy agreements with these individuals.  The loss of their services could negatively affect our business.  Our success is highly dependent on the continued contributions of our scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists.  Competition among biotechnology and pharmaceutical companies for qualified employees is intense, and we may not be able to continue to attract and retain qualified scientific and management personnel critical to our success.  We also have relationships with leading academic and scientific collaborators who conduct research at our request or assist us in formulating our research and development strategies.  These academic and scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us.  In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to ours.

If we are unable to successfully keep pace with technological change or with the advances of our competitors, our technology and products may become obsolete or non-competitive.

The biotechnology and pharmaceutical industries are subject to rapid and significant technological change.  Our competitors in Australia and elsewhere are numerous and include major pharmaceutical companies, biotechnology firms, universities and other research institutions.  These competitors may develop technologies and products that are more effective than any that we are developing, or which would render our technology and products obsolete or non-competitive.  Many of these competitors have greater financial and technical resources and manufacturing and marketing capabilities than we do.  In addition, many of our competitors have much more experience than we do in pre-clinical testing and human clinical trials of new or improved drugs, as well as in obtaining FDA, TGA, MHRA, MPA, EMEA and other regulatory approvals.

We know that competitors are developing or manufacturing various technologies or products for the treatment of diseases that we have targeted for product development.  Some of these competitive products use therapeutic approaches that compete directly with our PBT2 product candidate.  Our ability to further develop our products may be adversely affected if any of our competitors were to succeed in obtaining regulatory approval for their competitive products sooner than us.

Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will negatively impact our business and operations.

Our current or future products may not achieve market acceptance even if they are approved by the TGA, FDA or any other regulatory authority.  The degree of market acceptance of such products will depend on a number of factors, including:

•	the receipt and timing of regulatory approvals for the uses that we are studying;

•
the establishment and demonstration to the medical community of the safety, clinical efficacy and cost-effectiveness of our product candidates and their potential advantages over existing therapeutics and technologies; and

•	the pricing and reimbursement policies of governments and third-party payors.

Physicians, patients, payors or the medical community in general may be unwilling to accept, use or recommend any of our products.

Our success depends upon our ability to protect our intellectual property and our proprietary technology.

Any future success will depend in large part on whether we can:

•	obtain and maintain patents to protect our own products and technologies;

•	obtain licenses to the patented technologies of third parties;

•	operate without infringing on the proprietary rights of third parties; and

•	protect our trade secrets, know-how and other confidential information.

Patent matters in biotechnology are highly uncertain and involve complex legal and factual questions.  Accordingly, the availability and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted.  Any of the pending or future patent applications filed by us or on our behalf may not be approved, or we may not develop additional proprietary products or processes that are patentable or that we will be able to license any other patentable products or processes.

Our commercial success will also depend, in part, on our ability to avoid infringement of patents issued to others.  If a court determines that we were infringing any third party patents, we could be required to pay damages, alter our products or processes, obtain licenses or cease certain activities.  Licenses required under patents held by third parties may not be made available on terms acceptable to us or at all.  To the extent that we are unable to obtain such licenses, we could be foreclosed from the development, export, manufacture or commercialization of the product requiring such license or encounter delays in product introductions while we attempt to design around such patents, and any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

We may have to resort to litigation to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights.  We may have to defend the validity of our patents in order to protect or enforce our rights against a third party.  Third parties may in the future assert against us infringement claims or claims that we have infringed a patent, copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could negatively affect our profitability.  While defending our patents, the scope of the claim may be reduced in breadth and inventorship of the claimed subject matter, and proprietary interests in the claimed subject matter may be altered or reduced.  Any such litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in any such proceedings could prevent us from developing, manufacturing or commercializing our products and could have a material adverse effect on our business, financial condition and results of operations.

We have limited manufacturing experience with our product candidates.  Delays in manufacturing sufficient quantities of such materials to the required standards for pre-clinical and clinical trials may negatively impact our business and operations.

We may not be able to manufacture sufficient quantities of PBT2 or any other development or product candidates in a cost-effective or timely manner.  Manufacturing includes the production, formulation and stability testing of an active pharmaceutical ingredient and its formulation into pharmaceutical products, such as capsules or tablets.  Any delays in production would delay our pre-clinical and human clinical trials, which could have a material adverse effect on our business, financial condition and operations.

We may be required to enter into contracting arrangements with third parties to manufacture PBT2 and any other development or product candidates for large-scale, pre-clinical and/or clinical trials.  We may not be able to make the transition from laboratory-scale to development-scale or from development-scale to commercial production.  We may need to develop additional manufacturing resources, enter into collaborative arrangements with other parties who have established manufacturing capabilities, or have third parties manufacture our products on a contract basis.  We may not have access on acceptable terms to the necessary and substantial financing that would be required to scale-up production and develop effective commercial manufacturing processes and technologies.  We may not be able to enter into collaborative or contracting arrangements on acceptable terms with parties that will meet our requirements for quality, quantity and timeliness.

We expect that we will be required to design and develop new synthetic pathways for most, if not all, of the products that we currently intend to develop or may develop in the future.  We cannot predict the success of such efforts, the purity of the products that may be obtained or the nature of the impurities that may result from such efforts.  If we are not able to obtain an acceptable purity for any product candidate or an acceptable impurity profile, pre-clinical and clinical trials would be delayed, which could have a material adverse effect on the priority of the development of our product candidates, our business, financial condition and results of operations.

We are dependent upon a sole manufacturer of our lead compound, PBT2, and on a sole manufacturer to encapsulate the compound and could incur significant costs and delays if we are unable to promptly find a replacement for either of them.

We typically rely on a single manufacturer to develop Good Manufacturing Practice (GMP) synthetic processes for our lead compounds.  Our lead compound, PBT2, was manufactured by the Institute of Drug Technology Australia Limited until early 2008.  During late 2008, we transferred our PBT2 drug substance manufacturing process technology to Dr. Reddy’s Laboratories Limited based in Hyderabad, India to enable future and efficient large scale manufacture of PBT2 for any future prospective large scale clinical trial.  We also rely on a sole manufacturer, Patheon Inc., to encapsulate PBT2.  We intend to continue this approach, subject to ongoing appraisal of our manufacturing needs and financial position.  We may not be able to promptly find a replacement manufacturer, if required, without incurring material additional costs and substantial delays.

The failure to establish sales, marketing and distribution capability would materially impair our ability to successfully market and sell our pharmaceutical products.

We currently have no experience in marketing, sales or distribution of pharmaceutical products.  If we develop any commercially marketable pharmaceutical products and decide to perform our own sales and marketing activities, we will require additional management, will need to hire sales and marketing personnel and will require additional capital.  Qualified personnel may not be available in adequate numbers or at a reasonable cost.  Further, additional financing may not be available on acceptable terms, or at all, and our sales staff may not achieve success in their marketing efforts.  Alternatively, we may be required to enter into marketing arrangements with other parties who have established appropriate marketing, sales and distribution capabilities.  We may not be able to enter into marketing arrangements with any marketing partner, or if such arrangements are established, our marketing partners may not be able to commercialize our products successfully.  Other companies offering similar or substitute products may have well-established and well-funded marketing and sales operations in place that will allow them to market their products more successfully.  Failure to establish sufficient marketing capabilities would materially impair our ability to successfully market and sell our pharmaceutical products.

If healthcare insurers and other organizations do not pay for our products, or impose limits on reimbursement, our future business may suffer.

The drugs we hope to develop may be rejected by the marketplace due to many factors, including cost.  The continuing efforts of governments, insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce healthcare costs may affect our future revenues and profitability and those of our potential customers, suppliers and collaborative partners, as well as the availability of capital.  In Australia and certain foreign markets, the pricing or profitability of prescription pharmaceuticals is already subject to government control.  We expect initiatives for similar government control at both the state and federal level to continue in the United States and elsewhere.  The adoption of any such legislative or regulatory proposals could have a material adverse effect on our business and prospects.

Our ability to commercially exploit our products successfully will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations.  Third-party payors, such as government and private health insurers, are increasingly challenging the price of medical products and services.  Uncertainty exists as to the reimbursement status of newly approved health care products and in foreign markets, including the United States.  If third-party coverage is not available to patients for any of the products we develop, alone or with collaborators, the market acceptance of these products may be reduced, which may adversely affect our future revenues and profitability.  In addition, cost containment legislation and reductions in government insurance programs may result in lower prices for our products and could materially adversely affect our ability to operate profitably.

We may be exposed to product liability claims, which could harm our business.

The testing, marketing and sale of human health care products also entails an inherent risk of product liability.  We may incur substantial liabilities or be required to limit development or commercialization of our products if we cannot successfully defend ourselves against product liability claims.  We have historically obtained no fault compensation insurance for our clinical trials and intend to obtain similar coverage for future clinical trials. Such coverage may not be available in the future on acceptable terms, or at all.  This may result in our inability to pursue further clinical trials or to obtain adequate protection in the event of a successful claim.  We may not be able to obtain product liability insurance in the event of the commercialization of a product or such insurance may not be available on commercially reasonable terms.  Even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time, attention and financial resources to those matters.

We may fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADRs.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, governing internal control and procedures for financial reporting, which started in connection with our Annual Report on Form 20-F for the year ended June 30, 2008, have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  We may identify material weaknesses or significant deficiencies in our assessments of our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADRs.

Risks Related to the Offering

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other shareholders may disagree.

We intend to use the net proceeds from this offering for ongoing and future research programs into the development of our proprietary compounds, including our lead compound PBT2, and for working capital purposes.  We intend to commence a Phase II imaging trial for PBT2 in Alzheimer’s disease patients in the third quarter of 2011 and a Phase II trial for PBT2 in Huntington’s disease patients in the fourth quarter of 2011.  Pending these uses, our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our ordinary shares.

You will experience immediate and substantial dilution in the net tangible book value per share of the ADSs you purchase.

Since the assumed price per share of our ADSs being offered is substantially higher than the net tangible book value per share of our ADSs, you will suffer substantial dilution in the net tangible book value of the ADSs you purchase in this offering.  Based on an assumed offering price of $01.97 per share or $1.97 per ADS, the last reported sale price of our ADS representing ordinary shares on July 12, 2011, if you purchase ADSs  in this offering, you will suffer immediate and substantial dilution of approximately $0.143 per share ($1.43 per ADS) in the net tangible book value of the ADSs.  See the section entitled “Dilution” on page S-13 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase ADSs in this offering.

Risks Relating to Our Securities

Our stock price may be volatile and the U.S. trading market for our American Depositary Shares is limited.

The market price for our securities, like that of the securities of other pharmaceutical and biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future.  During the last two fiscal years, the market price for our ordinary shares on the Australian Securities Exchange has ranged from as low as A$0.11 to a high of A$0.38 per ordinary share  and the market price of our ADSs on the NASDAQ Capital Market has ranged from as low as US$1.02 to a high of US$4.50 per ADS.  The market price for our securities has been affected by both broad market developments and announcements relating to actual or potential developments concerning products under development.  We believe that the following factors, in addition to other risk factors described above and elsewhere in this annual report, will continue to significantly affect the market price of our ordinary shares:

•	the results of pre-clinical testing and clinical trials by us and our competitors;

•	developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

•	announcements of technological innovations or new commercial products by us and our competitors;

•	determinations regarding our patent applications, patents and those of others;

•	publicity regarding actual or potential results relating to medicinal products under development by us and our competitors;

•	proposed governmental regulations and developments in Australia, the United States and elsewhere;

•	litigation;

•	economic and other external factors; and

•	period-to-period fluctuations in our operating results.

In addition, stock markets have experienced extreme price and volume fluctuations.  These fluctuations have especially affected the stock market price of many high technology and healthcare related companies, including pharmaceutical and biotechnology companies, and, in many cases, are unrelated to the operating performance of the particular companies.  Market fluctuations, as well as general political and economic conditions, such as a recession, interest rate or currency rate fluctuations, could adversely affect the market price of our securities.

Your ownership interest in our company may be diluted as a result of additional financings.

We may seek to raise funds from time to time in public or private issuances of equity, and such financings may take place in the near future or over the longer term.  In March 2011, we issued 27,200,000 ordinary shares and options to purchase an additional 6,800,000 ordinary shares in a private placement.  In May 2011, we registered US$50,000,000 of securities for public sale pursuant to our registration statement on Form F-3 filed on May 17, 2011.  Without shareholder approval, we may not issue more than 15% of our outstanding ordinary shares in any six month period.  On June 10, 2011, our shareholders approved the issuance of up to 15% of our ordinary shares in the next six month period to facilitate the funding of a Phase II imaging trial for PBT2 in Alzheimer’s disease patients and a Phase II trial for PBT2 in Huntington’s disease patients.  We are currently offering an aggregate of 5,000,000 ADSs under such registration statement and pursuant to this prospectus supplement.  Accordingly, we will be able to issue up to USD 40.15 million of securities after the completion of this offering (assuming a price of $1.97 per ADS and that all 5,000,000 ADSs are sold in this offering).  Sales of our ADSs in this offering will result in dilution to our shareholders—see “Dilution” on page S-13 for additional information.  Sales of our securities offered through future equity offerings may also result in substantial dilution to the interests of our current shareholders.  The sale of a substantial number of securities to investors, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

There is a substantial risk that we are a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

Holders of our ADRs who are U.S. residents face income tax risks.  There is a substantial risk that we are a passive foreign investment company, commonly referred to as PFIC.  Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ADRs and would likely cause a reduction in the value of such ADRs.  For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income.  For this purpose, cash is considered to be an asset that produces passive income.  As a result of our substantial cash position and the decline in the value of our stock, we believe that we became a PFIC during the taxable year ended June 30, 2005, and once again qualified as a PFIC during each of the last five fiscal years, under a literal application of the asset test described above, which looks solely to market value.  We believe that we once again will be classified as a PFIC for the taxable year ended June 30, 2011 and will likely continue to be classified as a PFIC during the year ending June 30, 2012.  If we are classified as a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning ADRs.  Accordingly, you are urged to consult your tax advisors regarding the application of such rules.

We do not anticipate paying dividends on our ordinary shares.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future.  The declaration of dividends is subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment in our company.  The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable.  There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

Risks Relating to our Location in Australia

It may be difficult to enforce a judgment in the United States against us and our officers and directors or to assert U.S. securities laws claims in Australia or serve process on our officers and directors.

We are incorporated in Australia.  All of our executive officers and directors are nonresidents of the United States.  Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Australian court against us or any of those persons or to effect service of process upon these persons in the United States.  Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Australia.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Listing Rules.  As an Australian company listed on the NASDAQ Capital Market, we may follow home country practice with regard to, among other things, the composition of the board of directors, director nomination process, compensation of officers and quorum at shareholders’ meetings.  In addition, we may follow Australian law instead of the NASDAQ Listing Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.  A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws.  In addition, a foreign private issuer must disclose in its annual reports filed with the SEC each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

USE OF PROCEEDS

We expect to receive net proceeds of approximately US$9.25 million from this offering after deducting sales agent commissions of 3% of the gross proceeds and estimated offering expenses payable by us of approximately US$300,000.  Except as described in any free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from this offering primarily for ongoing and future research programs into the development of our proprietary compounds, including our lead compound PBT2, and for working capital purposes.  We intend to commence a Phase II imaging trial for PBT2 in Alzheimer’s disease patients in the third quarter of 2011 and a Phase II trial for PBT2 in Huntington’s disease patients in the fourth quarter of 2011.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures.  As a result, our management will have broad discretion to allocate the net proceeds from this offering.  Pending application of the net proceeds as described above, we expect to invest the net proceeds in highly liquid investments.

DILUTION

Our net tangible book value as of June 30, 2011 was approximately ($8.4 million), or ($0.031) per ordinary share (based upon 275,286,783 of our ordinary shares outstanding as of such date).  Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of ordinary shares outstanding.  Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the rights offering and the net tangible book value per ordinary share immediately after the rights offering.

After giving effect to the sale by us of the 50,000,000 ordinary shares represented by ADSs that may be offered in this offering at an assumed offering price of US$0.197 per share, or US$1.97 per ADS, which was the closing price of our ADSs on The NASDAQ Capital Market on July 12, 2011, and after deducting estimated offering commissions and expenses payable by us, our as-adjusted net tangible book value as of June 30, 2011 would have been approximately US$17.65 million, or US$0.054 per ordinary share (US$0.54 per ADS).  Each ADS represents ten ordinary shares.  This represents an immediate increase in the net tangible book value of US$0.023 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of US$0.143 per share to new investors.  The following table illustrates this hypothetical per share dilution:

Assumed offering price per ordinary share		US$0.197
Net tangible book value per ordinary share as of June 30, 2011	US$0.031
Increase in net tangible book value per ordinary share attributable to the rights offering	US$0.023
Pro forma net tangible book value per share after the rights offering		US$0.054
Dilution in net tangible book value per share to purchasers		US$0.143

The table above assumes for illustrative purposes that an aggregate of 50,000,000 shares of our ordinary shares represented by ADSs sold at a price of US$0.197 per share, or US$1.97 per ADS, the last reported sale price of our ADSs on The NASDAQ Capital Market on July 12, 2011, for aggregate gross proceeds of US$9.85 million.  The ADSs sold in this offering, if any, will be sold from time to time at various prices. An increase of $0.10 per share in the price at which the ordinary shares represented by ADSs are sold from the assumed offering price of $0.197 per share shown in the table above, assuming all of the 50,000,000 ordinary shares represented by ADSs are sold at that price, would increase our adjusted net tangible book value per share after the offering to US$0.071 per share (US$0.71 per ADS) and would increase the dilution in net tangible book value per share to new investors in this offering to US$0.226 per share (US$2.26 per ADS), after deducting commissions and estimated aggregate offering expenses payable by us.  A decrease of $0.10 per share in the price at which the shares are sold from the assumed offering price of US$0.097 per share shown in the table above, assuming all of the 50,000,000 ordinary shares represented by ADS are sold at that price, would decrease our adjusted net tangible book value per share after the offering to US$0.041  per share (US$0.41 per ADS), and would decrease the dilution in net tangible book value per share to new investors in this offering to US$0.056 per share (US$0.56 per ADS), after deducting commissions and estimated aggregate offering expenses payable by us.  This information is supplied for illustrative purposes only.

PLAN OF DISTRIBUTION

We have entered into an At-The-Market Issuance Sales Agreement with McNicoll, Lewis & Vlak LLC, or MLV, under which we may sell ADSs, each representing ten ordinary shares, for up to an aggregate of 50,000,000 ordinary shares (or 5,000,000 ADSs), from time to time through MLV, as our agent for the offer and sale of the ADSs.  The aggregate offering price for the ordinary shares represented by ADSs may not exceed the aggregate amount that can be sold under the registration statement of which this prospectus supplement forms a part, which amount, as of the date of this prospectus supplement, is US$50 million.  The ADSs are evidenced by ADRs.

MLV may sell the ADSs by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933 as amended, or the Securities Act, including without limitation sales made directly on The NASDAQ Capital Market, on any other existing trading market for the ADSs or to or through a market maker.  MLV may also sell the ADSs in privately negotiated transactions, subject to our prior approval.

Each time that we wish to issue and sell ADSs under the sales agreement, we will provide MLV with a placement notice describing the number of ADSs to be issued, the time period during which sales are requested to be made, any limitation on the number of ADSs that may be sold in any one day and any minimum price below which sales may not be made.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the sales agreement, MLV has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such ADSs up to the amount specified on such terms.  Unless otherwise specified, the settlement between us and MLV of our ADSs will occur on the third trading day following the date on which the sale was made.  The obligation of MLV under the sales agreement to sell our ADSs pursuant to a placement notice is subject to a number of conditions.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay MLV a commission equal to 3.0% of the gross proceeds of the sales price of all ADSs sold through it as sales agent under the sales agreement.  Because there is no minimum offering amount required as a condition to closing this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.  We estimate that the total expenses for the offering, excluding compensation payable to MLV under the terms of the sales agreement, will be approximately US$300,000.

In connection with the sale of our ADSs contemplated in this prospectus supplement, MLV is an “underwriter” within the meaning of the Securities Act, and the compensation paid to MLV may be deemed to be underwriting commissions or discounts.  We have agreed to indemnify MLV against certain civil liabilities, including liabilities under the Securities Act of 1933. We have also agreed to reimburse MLV for certain other specified expenses not to exceed $35,000.

Sales of our ADSs as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and MLV may agree upon.

The offering of our ADSs pursuant to the sales agreement will terminate on the earliest of (1) the sale of all of the ordinary shares subject to the sales agreement, or (2) termination of the sales agreement by us or MLV.  We may terminate the sales agreement at any time in our sole discretion upon five days prior notice.  MLV may terminate the sales agreement at any time in its sole discretion upon five days prior notice.  MLV may terminate the sales agreement at any time in certain circumstances, including the occurrence of a material adverse change that, in the sales agent’s judgment, may make it impracticable or inadvisable to market or sell our ADSs or a suspension or limitation of trading of our ADSs on The NASDAQ Capital Market.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions.  A copy of the sales agreement was filed with the SEC as an exhibit to a report filed under the Securities Exchange Act of 1934, or the Exchange Act, and incorporated by reference in this prospectus supplement.

MLV has no relationship with us other than its current role as a sales agent for our current at-the-market offerings of ADSs. MLV and its affiliates may in the future provide various investment banking and other financial services for us, for which services they may in the future receive customary fees.

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus supplement.  The validity of the ordinary shares represented by ADSs offered in this offering will be passed upon for us by Quinert Rodda & Associates Pty Ltd., Melbourne, Australia, our Australian counsel.  MLV  is being represented in connection with this offering by DLA Piper LLP (US), New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended June 30, 2010 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Prana’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is a part of a registration statement on Form F-3 that we filed on May 17, 2011, with the SEC under the Securities Act of 1933.  We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the SEC (Commission File Number 000-49843). These filings contain important information that does not appear in this prospectus supplement or the accompanying prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.  Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.  In addition, we make available, without charge, through our website, www.pranabio.com, electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F.  The information on our website is not and should not be considered part of this prospectus supplement and is not incorporated into this prospectus supplement by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC.  We are incorporating by reference in this prospectus supplement the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act, before the time that all of the securities offered by this prospectus supplement have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2010;

•
Our Reports on Form 6-K filed with or furnished to the SEC on November 29, 2010, December 3, 2010, December 22, 2010, January 4, 2011, March 24, 2011, March 31, 2011, April 8, 2011, May 2, 2011 and May 12, 2011 (four reports), May 19, 2011, June 15, 2011, June 30, 2011, July 1, 2011 (two reports), July 5, 2011 and July 13, 2011; and

•	The description of our ADRs contained in our Form 20-F for the fiscal year ended June 30, 2010.

In addition, we may incorporate by reference into this prospectus supplement our reports on Form 6-K filed after the date of this prospectus supplement (and before the time that all of the securities offered by this prospectus supplement have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus supplement.

Certain statements in and portions of this prospectus supplement update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to Prana Biotechnology Limited, Level 2, 369 Royal Parade, Parkville, Victoria 3052 Australia Attn.: Richard Revelins, Chief Financial Officer and Secretary, telephone number +61-3-9349-4906.  You may also obtain information about us by visiting our website at http://www.pranabio.com.  Information contained in our website is not part of this prospectus supplement.

We are an Australian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  We make all required filings with the SEC electronically, and these filings are available over the Internet at the SEC’s website at http://www.sec.gov.

P R O S P E C T U S

PRANA BIOTECHNOLOGY LIMITED US$50,000,000 Ordinary Shares represented by American Depositary Shares Warrants Debt Securities

We may offer to the public from time to time in one or more series or issuances:

•	American depositary shares, or ADSs, with each ADS representing ten ordinary shares;

•	warrants to purchase ADSs or debt securities; or

•	debt securities consisting of debentures, notes or other evidences of indebtedness.

We refer to the ordinary shares, ADSs, warrants and debt securities collectively as “securities” in this prospectus.

The ADSs, are listed on the NASDAQ Capital Market under the symbol “PRAN.”  On May 16, 2011, the closing price of an ADS representing ordinary shares of Prana Biotechnology Limited on the NASDAQ Capital Market was US$2.04.

The securities will have a total public offering price not to exceed $50,000,000.  This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update, or change information contained in this prospectus.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 1.

Investing in these securities involves certain risks.  Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 1 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2011

TABLE OF CONTENTS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, the terms “we”, “us”, “Prana” and “our” mean Prana Biotechnology Limited and its subsidiaries, unless otherwise indicated

All references to “U.S. dollars” or “US$” in this prospectus are to U.S. dollars, and all references to  “Australian dollars” or “A$” are to the currency of Australia.

ii

SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total U.S. dollar amount of US$50,000,000 or the equivalent denominated in foreign currencies or foreign currency units. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

Prana Biotechnology Limited

We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 and began limited operations shortly thereafter.  Our mission is to develop therapeutic drugs designed to treat the underlying causes of degeneration of the brain and the eye as the aging process progresses, initially focusing on Alzheimer’s disease.  More recently we began to also focus on the application of our lead compound to Huntington’s disease.  Other potential applications for our therapies include Parkinson’s disease, certain cancers, age-related macular degeneration, Motor Neuron disease, Creutzfeldt-Jakob disease (the human variant of Mad Cow disease) and age-related cataracts.

Corporate Information

Our registered office is located at Level 2, 369 Royal Parade, Parkville, Victoria 3052, Australia and our telephone number is 011-61-3-9824-8166.  Our principal executive office is located at Level 2, 369 Royal Parade, Parkville, Victoria 3052, Australia and our telephone number is 011-61-3-9349-4906.  Our address on the internet is www.pranabio.com.  The information in our website is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Related To Our Business

We have incurred operating losses and may not be profitable in the future; our plans to maintain and increase liquidity may not be successful; the report of our independent registered public accounting firm includes a going concern paragraph.

We have been unprofitable to date and expect to incur losses over the next several years as we expand our drug discovery and development programs and pre-clinical testing and as we conduct clinical trials of our product candidates.  Our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including:

•	the continued progress of our research and development programs;

•	the timing, scope, results and costs of pre-clinical studies and clinical trials;

•	the cost, timing and outcome of regulatory submissions and approvals;

•	determinations as to the commercial potential of our product candidates;

•	our ability to successfully expand our contract manufacturing services;

•	our ability to establish and maintain collaborative arrangements; and

•	the status and timing of competitive developments.

Our independent registered  accounting firm issued an opinion on our consolidated financial statements for the year ended June 30, 2010 that states that the consolidated financial statements were prepared assuming we will continue as a going concern and further states that our recurring losses raise substantial doubt about our ability to continue as a going concern.

On March 25, 2011, we completed a A$6,120,000 (US$6,190,992) financing necessary to ensure that we can continue as a going concern over the next 12 months. However, to continue to meet our longer term business objectives beyond the next 12 months, which would include advancement of our research and development programs, we will need to secure additional financing. We will also require additional funds to pursue regulatory clearances, defend our intellectual property rights, establish commercial scale manufacturing facilities, develop marketing and sales capabilities and fund operating expenses.  We intend to seek such additional funding through public or private financings and/or through licensing of our assets or strategic alliances or other arrangements with corporate partners. The global economic climate could adversely impact our ability to obtain such funding, license our assets or enter into alliances or other arrangements with corporate partners.  Any shortfall in funding could result in our having to curtail or cease our operations, including our research and development activities, which would be expected to have a material adverse effect on our business, financial condition and results of operations.

We are a development stage company at an early stage in the development of pharmaceutical products and our success is uncertain.

We are a development stage company at an early stage in the development of our pharmaceutical products which are designed to treat the underlying causes of degeneration of the brain and the eye as the aging process progresses.  We have not sufficiently advanced the development of any of our products, including our current lead product candidate, PBT2, to market or generate revenues from their commercial application.  Our current or any future product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

We may experience delays in our clinical trials that could adversely affect our business and operations.

We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all.  Our ability to commence and complete clinical trials may be delayed by many factors, including:

•	government or regulatory delays, including delays in obtaining approvals from applicable hospital ethics committees and internal review boards;

•	slower than expected patient recruitment;

•	our inability to manufacture sufficient quantities of our new proprietary compound or our other product candidates or matching controls;

•	unforeseen safety issues; and

•	lack of efficacy or unacceptable toxicity during the clinical trials.

Patient enrollment is a function of, among other things, the nature of the clinical trial protocol, the existence of competing protocols, the size and longevity of the target patient population, and the availability of patients who comply with the eligibility criteria for the clinical trial.  Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials.  Moreover, we rely on third parties to assist us in managing and monitoring clinical trials.  Any failure by these third parties to perform under their agreements with us may cause the trials to be delayed or result in a failure to complete the trials.

Product development costs to our collaborators and us will increase if we have delays in testing or approvals or if we need to perform more, larger or more complex clinical trials than planned.  Significant delays could have a material adverse effect on the commercial prospects of our product candidates and our business, financial condition and results of operations.

We have a history of operating losses and may not achieve or maintain profitability in the future.

We have incurred losses in every period since we began operations in 1997.  We expect to continue to incur additional operating losses over at least the next several years and to increase our cumulative losses substantially as we expand our research and development and pre-clinical activities and commence additional clinical trials of PBT2.  We reported net losses of A$4,906,922, A$7,522,789 and A$13,560,678 during the fiscal years ended June 30, 2010, 2009 and 2008, respectively.  As of December 31, 2010, our accumulated deficit was A$82,306,520.  We may never be able to achieve or maintain profitability.

There is a substantial risk that we may not be able to complete the development of PBT2 or develop other pharmaceutical products.

We may not be able to progress with the development of our current or any future pharmaceutical product candidates to a stage that will attract a suitable collaborative partner for the development of any current or future pharmaceutical product candidates.  The projects initially specified in connection with any such collaboration and any associated funding may change or be discontinued as a result of changing interests of either the collaborator or us, and any such change may change the budget for the projects under the collaboration.  Additionally, our research may not lead to the discovery of additional product candidates, and any of our current and future product candidates may not be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards and receive regulatory approval, be capable of being produced in commercial quantities at reasonable costs, or be successfully or profitably marketed, either by us or a collaborative partner.  The products we develop may not be able to penetrate the potential market for a particular therapy or indication or gain market acceptance among health care providers, patients and third-party payers.  We cannot predict if or when the development of PBT2 or any future pharmaceutical product will be completed or commercialized, whether funded by us, as part of a collaboration or through a grant.

If we do not obtain the necessary governmental approvals, we will be unable to commercialize our pharmaceutical products.

Our ongoing research and development activities are, and the production and marketing of our pharmaceutical product candidates derived from such activities will be, subject to regulation by numerous governmental authorities in Australia, principally the Therapeutics Goods Administration, or TGA; the Food and Drug Administration, or FDA, in the United States; the Medicines and Healthcare products Regulatory Agency, or MHRA, in the United Kingdom; the Medical Products Agency, or MPA, in Sweden; and the European Medicines Agency, or EMEA.  Prior to marketing, any therapeutic product developed must undergo rigorous pre-clinical testing and clinical trials, as well as an extensive regulatory approval process mandated by the TGA and, to the extent that any of our pharmaceutical products under development are marketed abroad, by foreign regulatory agencies, including the FDA in the United States and the MHRA in the United Kingdom.  These processes can take many years and require the expenditure of substantial resources.  Governmental agencies may not grant regulatory approval due to matters arising from pre-clinical animal toxicology, safety pharmacology, drug formulation and purity, clinical side effects or patient risk profiles, or medical contraindications.  Failure or delay in obtaining regulatory approvals would adversely affect the development and commercialization of our pharmaceutical product candidates.  We may not be able to obtain the clearances and approvals necessary for clinical testing or for manufacturing and marketing our pharmaceutical product candidates.

We will not be able to commercialize our PBT2 therapeutic compound for Alzheimer’s disease, Huntington’s disease or other indications or any future product candidates if we fail to adequately demonstrate their safety, efficacy and superiority over existing therapies.

Before obtaining regulatory approvals for the commercial sale of any of our pharmaceutical products, we must demonstrate through pre-clinical testing and clinical studies that our PBT2 product candidate is safe and effective for use in humans for each target indication.  Conducting pre-clinical testing and clinical studies is an expensive, protracted and time-consuming process.  Likewise, results from early clinical trials may not be predictive of results obtained in large-scale, later-stage clinical testing.  In addition, even though a potential drug product shows promising results in clinical trials, regulatory authorities may not grant the necessary approvals without sufficient safety and efficacy data.

We may not be able to undertake further clinical trials of our PBT2 compound as a therapeutic compound for Alzheimer’s disease, Huntington’s disease or other indications and any future product candidate (including one that may emerge from our vaccine program), or to demonstrate the safety and efficacy or superiority of any of these product candidates over existing therapies or other therapies under development, or enter into any collaborative arrangement to commercialize our current or future product candidates on terms acceptable to us, or at all.  For example, in April 2005, we ceased clinical trials of our PBT1 compound as a treatment for Alzheimer’s disease.  Clinical trial results that show insufficient safety and efficacy could have a material adverse effect on our business, financial condition and results of operations.

We may need to prioritize the development of our most promising candidates at the expense of the development of other products.

We may need to prioritize the allocation of development resources and/or funds towards what we believe to be our most promising product or products.  The nature of the drug development process is such that there is a constant availability of new information and data which could positively or adversely affect a product in development.  We cannot predict how such new information and data may impact in the future the prioritization of the development of our current or future product candidates or that any of our products, regardless of its development stage or the investment of time and funds in its development, will continue to be funded or developed.

Our research and development efforts will be seriously jeopardized if we are unable to retain key personnel and cultivate key academic and scientific collaborations.

Our future success depends to a large extent on the continued services of our senior management and key scientific personnel.  We have entered into employment or consultancy agreements with these individuals.  The loss of their services could negatively affect our business.  Our success is highly dependent on the continued contributions of our scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists.  Competition among biotechnology and pharmaceutical companies for qualified employees is intense, and we may not be able to continue to attract and retain qualified scientific and management personnel critical to our success.  We also have relationships with leading academic and scientific collaborators who conduct research at our request or assist us in formulating our research and development strategies.  These academic and scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us.  In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to ours.

If we are unable to successfully keep pace with technological change or with the advances of our competitors, our technology and products may become obsolete or non-competitive.

The biotechnology and pharmaceutical industries are subject to rapid and significant technological change.  Our competitors in Australia and elsewhere are numerous and include major pharmaceutical companies, biotechnology firms, universities and other research institutions.  These competitors may develop technologies and products that are more effective than any that we are developing, or which would render our technology and products obsolete or non-competitive.  Many of these competitors have greater financial and technical resources and manufacturing and marketing capabilities than we do.  In addition, many of our competitors have much more experience than we do in pre-clinical testing and human clinical trials of new or improved drugs, as well as in obtaining FDA, TGA, MHRA, MPA, EMEA and other regulatory approvals.

We know that competitors are developing or manufacturing various technologies or products for the treatment of diseases that we have targeted for product development.  Some of these competitive products use therapeutic approaches that compete directly with our PBT2 product candidate.  Our ability to further develop our products may be adversely affected if any of our competitors were to succeed in obtaining regulatory approval for their competitive products sooner than us.

Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will negatively impact our business and operations.

Our current or future products may not achieve market acceptance even if they are approved by the TGA, FDA or any other regulatory authority.  The degree of market acceptance of such products will depend on a number of factors, including:

•	the receipt and timing of regulatory approvals for the uses that we are studying;

•
the establishment and demonstration to the medical community of the safety, clinical efficacy and cost-effectiveness of our product candidates and their potential advantages over existing therapeutics and technologies; and

•	the pricing and reimbursement policies of governments and third-party payors.

Physicians, patients, payors or the medical community in general may be unwilling to accept, use or recommend any of our products.

Our success depends upon our ability to protect our intellectual property and our proprietary technology.

Any future success will depend in large part on whether we can:

•	obtain and maintain patents to protect our own products and technologies;

•	obtain licenses to the patented technologies of third parties;

•	operate without infringing on the proprietary rights of third parties; and

•	protect our trade secrets, know-how and other confidential information.

Patent matters in biotechnology are highly uncertain and involve complex legal and factual questions.  Accordingly, the availability and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted.  Any of the pending or future patent applications filed by us or on our behalf may not be approved, or we may not develop additional proprietary products or processes that are patentable or that we will be able to license any other patentable products or processes.

Our commercial success will also depend, in part, on our ability to avoid infringement of patents issued to others.  If a court determines that we were infringing any third party patents, we could be required to pay damages, alter our products or processes, obtain licenses or cease certain activities.  Licenses required under patents held by third parties may not be made available on terms acceptable to us or at all.  To the extent that we are unable to obtain such licenses, we could be foreclosed from the development, export, manufacture or commercialization of the product requiring such license or encounter delays in product introductions while we attempt to design around such patents, and any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

We may have to resort to litigation to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights.  We may have to defend the validity of our patents in order to protect or enforce our rights against a third party.  Third parties may in the future assert against us infringement claims or claims that we have infringed a patent, copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could negatively affect our profitability.  While defending our patents, the scope of the claim may be reduced in breadth and inventorship of the claimed subject matter, and proprietary interests in the claimed subject matter may be altered or reduced.  Any such litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in any such proceedings could prevent us from developing, manufacturing or commercializing our products and could have a material adverse effect on our business, financial condition and results of operations.

We have limited manufacturing experience with our product candidates.  Delays in manufacturing sufficient quantities of such materials to the required standards for pre-clinical and clinical trials may negatively impact our business and operations.

We may not be able to manufacture sufficient quantities of PBT2 or any other development or product candidates in a cost-effective or timely manner.  Manufacturing includes the production, formulation and stability testing of an active pharmaceutical ingredient and its formulation into pharmaceutical products, such as capsules or tablets.  Any delays in production would delay our pre-clinical and human clinical trials, which could have a material adverse effect on our business, financial condition and operations.

We may be required to enter into contracting arrangements with third parties to manufacture PBT2 and any other development or product candidates for large-scale, pre-clinical and/or clinical trials.  We may not be able to make the transition from laboratory-scale to development-scale or from development-scale to commercial production.  We may need to develop additional manufacturing resources, enter into collaborative arrangements with other parties who have established manufacturing capabilities, or have third parties manufacture our products on a contract basis.  We may not have access on acceptable terms to the necessary and substantial financing that would be required to scale-up production and develop effective commercial manufacturing processes and technologies.  We may not be able to enter into collaborative or contracting arrangements on acceptable terms with parties that will meet our requirements for quality, quantity and timeliness.

We expect that we will be required to design and develop new synthetic pathways for most, if not all, of the products that we currently intend to develop or may develop in the future.  We cannot predict the success of such efforts, the purity of the products that may be obtained or the nature of the impurities that may result from such efforts.  If we are not able to obtain an acceptable purity for any product candidate or an acceptable impurity profile, pre-clinical and clinical trials would be delayed, which could have a material adverse effect on the priority of the development of our product candidates, our business, financial condition and results of operations.

We are dependent upon a sole manufacturer of our lead compound, PBT2, and on a sole manufacturer to encapsulate the compound and could incur significant costs and delays if we are unable to promptly find a replacement for either of them.

We typically rely on a single manufacturer to develop Good Manufacturing Practice (GMP) synthetic processes for our lead compounds.  Our lead compound, PBT2, was manufactured by the Institute of Drug Technology Australia Limited until early 2008.  During late 2008, we transferred our PBT2 drug substance manufacturing process technology to Dr. Reddy’s Laboratories Limited based in Hyderabad, India to enable future and efficient large scale manufacture of PBT2 for any future prospective large scale clinical trial.  We also rely on a sole manufacturer, Patheon Inc., to encapsulate PBT2.  We intend to continue this approach, subject to ongoing appraisal of our manufacturing needs and financial position.  We may not be able to promptly find a replacement manufacturer, if required, without incurring material additional costs and substantial delays.

The failure to establish sales, marketing and distribution capability would materially impair our ability to successfully market and sell our pharmaceutical products.

We currently have no experience in marketing, sales or distribution of pharmaceutical products.  If we develop any commercially marketable pharmaceutical products and decide to perform our own sales and marketing activities, we will require additional management, will need to hire sales and marketing personnel and will require additional capital.  Qualified personnel may not be available in adequate numbers or at a reasonable cost.  Further, additional financing may not be available on acceptable terms, or at all, and our sales staff may not achieve success in their marketing efforts.  Alternatively, we may be required to enter into marketing arrangements with other parties who have established appropriate marketing, sales and distribution capabilities.  We may not be able to enter into marketing arrangements with any marketing partner, or if such arrangements are established, our marketing partners may not be able to commercialize our products successfully.  Other companies offering similar or substitute products may have well-established and well-funded marketing and sales operations in place that will allow them to market their products more successfully.  Failure to establish sufficient marketing capabilities would materially impair our ability to successfully market and sell our pharmaceutical products.

If healthcare insurers and other organizations do not pay for our products, or impose limits on reimbursement, our future business may suffer.

The drugs we hope to develop may be rejected by the marketplace due to many factors, including cost.  The continuing efforts of governments, insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce healthcare costs may affect our future revenues and profitability and those of our potential customers, suppliers and collaborative partners, as well as the availability of capital.  In Australia and certain foreign markets, the pricing or profitability of prescription pharmaceuticals is already subject to government control.  We expect initiatives for similar government control at both the state and federal level to continue in the United States and elsewhere.  The adoption of any such legislative or regulatory proposals could have a material adverse effect on our business and prospects.

Our ability to commercially exploit our products successfully will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations.  Third-party payors, such as government and private health insurers, are increasingly challenging the price of medical products and services.  Uncertainty exists as to the reimbursement status of newly approved health care products and in foreign markets, including the United States.  If third-party coverage is not available to patients for any of the products we develop, alone or with collaborators, the market acceptance of these products may be reduced, which may adversely affect our future revenues and profitability.  In addition, cost containment legislation and reductions in government insurance programs may result in lower prices for our products and could materially adversely affect our ability to operate profitably.

We may be exposed to product liability claims, which could harm our business.

The testing, marketing and sale of human health care products also entails an inherent risk of product liability.  We may incur substantial liabilities or be required to limit development or commercialization of our products if we cannot successfully defend ourselves against product liability claims.  We have historically obtained no fault compensation insurance for our clinical trials and intend to obtain similar coverage for future clinical trials. Such coverage may not be available in the future on acceptable terms, or at all.  This may result in our inability to pursue further clinical trials or to obtain adequate protection in the event of a successful claim.  We may not be able to obtain product liability insurance in the event of the commercialization of a product or such insurance may not be available on commercially reasonable terms.  Even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time, attention and financial resources to those matters.

We may fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADRs.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, governing internal control and procedures for financial reporting, which started in connection with our Annual Report on Form 20-F for the year ended June 30, 2008, have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  We may identify material weaknesses or significant deficiencies in our assessments of our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADRs.

Risks Relating to Our Securities

Our stock price may be volatile and the U.S. trading market for our American Depositary Shares is limited.

The market price for our securities, like that of the securities of other pharmaceutical and biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future.  During the last two fiscal years, the market price for our ordinary shares on the Australian Securities Exchange has ranged from as low as A$0.12 to a high of A$0.53 and the market price of our American Depositary Shares on the NASDAQ Capital Market has ranged from as low as US$1.00 to a high of US$5.06.  The market price for our securities has been affected by both broad market developments and announcements relating to actual or potential developments concerning products under development.  We believe that the following factors, in addition to other risk factors described above and elsewhere in this annual report, will continue to significantly affect the market price of our ordinary shares:

•	the results of pre-clinical testing and clinical trials by us and our competitors;

•	developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

•	announcements of technological innovations or new commercial products by us and our competitors;

•	determinations regarding our patent applications, patents and those of others;

•	publicity regarding actual or potential results relating to medicinal products under development by us and our competitors;

•	proposed governmental regulations and developments in Australia, the United States and elsewhere;

•	litigation;

•	economic and other external factors; and

•	period-to-period fluctuations in our operating results.

In addition, stock markets have experienced extreme price and volume fluctuations.  These fluctuations have especially affected the stock market price of many high technology and healthcare related companies, including pharmaceutical and biotechnology companies, and, in many cases, are unrelated to the operating performance of the particular companies.  Market fluctuations, as well as general political and economic conditions, such as a recession, interest rate or currency rate fluctuations, could adversely affect the market price of our securities.

Your ownership interest in our company may be diluted as a result of additional financings.

We may seek to raise funds from time to time in public or private issuances of equity, and such financings may take place in the near future or over the longer term.  In March 2011, we issued 27,200,000 ordinary shares and options to purchase an additional 6,800,000 ordinary shares in a private placement. Without shareholder approval, we may not issue more than 15% of our outstanding ordinary shares in any six month period.  We are currently in the process of seeking shareholder approval to issue up to 15% of our ordinary shares in the next six month period to facilitate the funding of a Phase II imaging trial for PBT2 in Alzheimer’s disease patients and a Phase II trial for PBT2 in Huntington’s disease patients.  A general meeting of shareholders has been scheduled to be held on June 10, 2011 for this purpose.  Any such financing may dilute the relative holdings of our current shareholders.

There is a substantial risk that we are a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

Holders of our ADRs who are U.S. residents face income tax risks.  There is a substantial risk that we are a passive foreign investment company, commonly referred to as PFIC.  Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ADRs and would likely cause a reduction in the value of such ADRs.  For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income.  For this purpose, cash is considered to be an asset that produces passive income.  As a result of our substantial cash position and the decline in the value of our stock, we believe that we became a PFIC during the taxable year ended June 30, 2005, and once again qualified as a PFIC during each of the last five fiscal years, under a literal application of the asset test described above, which looks solely to market value.  We believe that we will once again qualify as a PFIC during the taxable year ended June 30, 2011.  If we are classified as a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning ADRs.  Accordingly, you are urged to consult your tax advisors regarding the application of such rules.

We do not anticipate paying dividends on our ordinary shares.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future.  The declaration of dividends is subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment in our company.  The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable.  There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

Risks Relating to our Location in Australia

It may be difficult to enforce a judgment in the United States against us and our officers and directors or to assert U.S. securities laws claims in Australia or serve process on our officers and directors.

We are incorporated in Australia.  All of our executive officers and directors are nonresidents of the United States.  Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Australian court against us or any of those persons or to effect service of process upon these persons in the United States.  Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Australia.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Listing Rules.  As an Australian company listed on the NASDAQ Capital Market, we may follow home country practice with regard to, among other things, the composition of the board of directors, director nomination process, compensation of officers and quorum at shareholders’ meetings.  In addition, we may follow Australian law instead of the NASDAQ Listing Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.  A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws.  In addition, a foreign private issuer must disclose in its annual reports filed with the SEC each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

We did not have any earnings during the years ended June 30, 2006, 2007, 2008, 2009 and 2010 and in the six months ended December 31, 2010.  Accordingly, the following table sets forth the deficiency of earnings to cover fixed charges for each of the foregoing periods.  Because of the deficiency, ratio information is not applicable.

	Year Ended June 30,
	2006	2007	2008	2009	2010	Six Months Ended December 31, 2010
	($A in millions)
Deficiency of earnings available to cover fixed charges	(11.56)	(11.11)	(13.52)	(7.48)	(4.87)	(3.81)

For purposes of computing the deficiency of earnings to cover fixed charges, “earnings” consist of loss from operations and fixed charges.  “Fixed charges” consist of the portion of operating lease expense that represents interest.

CAPITALIZATION

The table below sets forth our capitalization as of December 31, 2010.

As of December 31, 2010
(In A$, except number of shares)
Ordinary Shares, no par value, 242,037,203 shares issued and outstanding (1)	242,037,203
Issued and unissued capital	76,441,240
Reserves	8,414,240
Accumulated losses	(82,306,520)
Total shareholders’ equity	2,548,960
_______________________

(1)	The number of shares issued and outstanding excludes:

•	ordinary shares issuable upon the exercise of the following options:

➢
options to purchase 341,865 ordinary shares, exercisable for nil consideration on or before December 31, 2011 if the price of our ordinary shares has achieved and maintained a minimum value of A$0.50 for five consecutive trading days;

➢	options to purchase 10,000,000 ordinary shares, exercisable at an exercise price of A$0.30 on or September 11, 2013;

➢
options to purchase 2,270,690 ordinary shares, exercisable for no consideration on or before August 7, 2014 if the price of our ordinary shares has achieved and maintained a minimum value of A$0.40 for five consecutive trading days;

➢	options to purchase 3,500,000 ordinary shares, exercisable at an exercise price of A$0.30 on or before September 23, 2012; and

➢	options to purchase 1,418,756 ordinary shares, exercisable at an exercise price of A$0.15 on or before March 31, 2014.

•	380,000 ADRs issuable upon the exercise of options at an exercise price of US$5.00 per ADR on or before December 17, 2012.

MARKET FOR OUR ORDINARY SHARES

Australian Securities Exchange

Our ordinary shares have traded on the Australian Securities Exchange, or ASX, since our initial public offering on March 29, 2000.  The following tables set forth, for the periods indicated, the high and low market quotations for our ordinary shares, as quoted on the ASX.

	Per Ordinary Share (A$)
	High	Low
Fiscal Year Ended June 30,
2006	0.30	0.15
2007	0.80	0.18
2008	0.70	0.23
2009	0.69	0.12
2010	0.25	0.12

Fiscal Year Ended June 30, 2009:
First Quarter	0.53	0.38
Second Quarter	0.50	0.28
Third Quarter	0.38	0.15
Fourth Quarter	0.22	0.12

Fiscal Year Ended June 30, 2010:
First Quarter	0.25	0.14
Second Quarter	0.24	0.14
Third Quarter	0.17	0.12
Fourth Quarter	0.22	0.12

Fiscal Year Ending June 30, 2011:
First Quarter	0.17	0.12
Second Quarter	0.16	0.12
Third Quarter	0.38	0.11

Month Ended:
November 2010	0.16	0.12
December 2010	0.14	0.12
January 2011	0.15	0.11
February 2011	0.22	0.12
March 2011	0.38	0.14
April 2011	0.26	0.20

NASDAQ Capital Market

Since September 5, 2002 our Level II ADRs have traded on the NASDAQ Capital Market under the symbol “PRAN.”  The following table sets forth, for the periods indicated, the high ask and low bid prices of our Level II ADRs on the NASDAQ Capital Market:

	Per ADR (US$)
	High	Low
Fiscal Year Ended June 30,
2006	2.40	1.20
2007	4.35	1.21
2008	6.73	2.06
2009	5.70	1.00
2010	3.35	1.02

Fiscal Year Ended June 30, 2009:
First Quarter	5.70	3.20
Second Quarter	3.50	1.30
Third Quarter	3.11	1.00
Fourth Quarter	1.75	1.14

Fiscal Year Ended June 30, 2010:
First Quarter	2.17	1.05
Second Quarter	1.89	1.13
Third Quarter	1.60	1.02
Fourth Quarter	3.35	1.09

Fiscal Year Ending June 30, 2011:
First Quarter	1.38	1.09
Second Quarter	1.68	1.13
Third Quarter	4.50	1.23

Month Ended:
November 2010	1.68	1.21
December 2010	1.44	1.18
January 2011	1.62	1.23
February 2011	2.35	1.25
March 2011	4.50	1.30
April 2011	2.83	2.21

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for ongoing and future research programs into the development of our proprietary compounds, including our lead compound PBT2, and for working capital purposes.  We intend to commence a Phase II imaging trial for PBT2 in Alzheimer’s disease patients in the third quarter of 2011 and a Phase II trial for PBT2 in Huntington’s disease patients in the fourth quarter of 2011.  Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below, including any combination thereof:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents, and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  In no event will any underwriter or dealer receive fees, commissions, and markups which, in the aggregate, would exceed 8% of the price of the shares being registered.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement.  Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement.  Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval.  Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.  Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

•	whether those securities will be offered under the shareholder purchase rights;

•	the number of those securities or warrants that will be offered under the shareholder purchase rights;

•	the period during which and the price at which the shareholder purchase rights will be exercisable;

•	the number of shareholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights; and

•	any other material terms of the shareholder purchase rights.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase.  Remarketing firms will act as principals for their own accounts or as our agents.  These remarketing firms will offer or sell the securities in accordance with the terms of the securities.  The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.  Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.  Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market making transactions in the securities.  These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market.  The securities may or may not be listed on a national securities exchange.  Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934, or the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.  Those activities may cause the price of the securities to be higher than it would otherwise be.  If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF SHARE CAPITAL

The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited.  All our outstanding ordinary shares are validly issued, fully paid and non-assessable.  The rights attached to our ordinary shares are as follows:

Dividend rights.  If our board of directors recommends a dividend, registered holders of our ordinary shares may declare a dividend by ordinary resolution in a general meeting.  The dividend, however, cannot exceed the amount recommended by our board of directors.  Our board of directors may declare an interim dividend.  No dividend may be paid except out of our profits.

Voting rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders represented in person or by proxy who hold or represent, in the aggregate, at least one third of the voting rights of the issued share capital.  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders.  At the reconvened meeting, the required quorum consists of any two members present in person or by proxy.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting thereon.  Under our Constitution, a special resolution, such as amending our Constitution, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our Constitution, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting thereon.

Pursuant to our Constitution, our directors are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting.

Rights in our profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the event of liquidation.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Changing Rights Attached to Shares

According to our Constitution, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a majority of 75% of the voting power participating in such meeting.

Annual and Extraordinary Meetings

Our Board of Directors must convene an annual meeting of shareholders at least once every calendar year, within five months of our last fiscal year-end balance sheet data.  Notice of at least twenty-eight (28) days prior to the date of the meeting is required.  An extraordinary meeting may be convened by the board of directors, it decides or upon a demand of any directors, or of one or more shareholders holding in the aggregate at least five percent (5%) of our issued capital.  An extraordinary meeting must be called not more than twenty-one (21) days after the request is made.  The meeting must be held not later than two months after the request is given.

Limitations on the Rights to Own Securities in Our Company

Neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of our shares.

Changes in Our Capital

Pursuant to the Listing Rules of the Australian Securities Exchange, our directors may in their discretion issue securities equal to not more than 15% of our issued capital within a 12-month period.  Issuances of securities in excess of such amount require the approval of our shareholders by an ordinary resolution, unless made under an exception contained in the Listing Rules of the Australian Securities Exchange which includes, among other things, a pro rata offer to shareholders, offers or issues made under previously approved employee incentive schemes and share purchase plans under Australian law involving an offer of up to A$15,000 of shares at the applicable price.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents ten ordinary shares (or a right to receive ten ordinary shares) deposited with National Australia Bank Limited, as custodian for the depositary.  Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements issued by the depositary to the ADS holders entitled thereto.

 As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  Australian law governs shareholder rights.  The depositary will be the holder of the shares underlying your ADSs.  As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary.  New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. Directions on how to obtain copies of those documents are provided under “Where You Can Find Additional Information.”

Dividends and Other Distributions

If we Pay a Dividend or Other Distribution, How Will You Receive Dividends and Other Distributions on the Shares?

In the event that we pay a cash dividend or make another distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

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Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States.  If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares.  The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

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Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

 If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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Other Distributions.  The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical.  If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash.  Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

 The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How Do ADS Holders Cancel an ADS?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian.  Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How Do ADS Holders Interchange Between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How Do You Vote?

You may instruct the depositary to vote the deposited securities, but only if we ask the depositary to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Australia and our Constitution, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:

• US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
•   Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•   Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• US$0.02 (or less) per ADS	• Any cash distribution to you
• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
• US$1.50 (or less) per ADR	• Transfers, combination and split-up of ADRs
• Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars
• Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and Nasdaq application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.

 The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
•   Change the nominal or par value of our shares

•   Reclassify, split up or consolidate any of the deposited securities

•   Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

•      The securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities

•       The depositary may, and will if we ask it to, deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How May the Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 90 days shall have expired after the depositary shall have delivered to our company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if it involves expenses or liability unless you furnish satisfactory indemnity;

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may rely upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit and any other holder of ADSs or any other person if we believes in good faith such person is competent to give such advice or information.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

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When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited and assigns all beneficial rights, title and interest in such shares or ADSs to the depositary; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the deposited shares, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares represented by ADSs and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement.  Below is a description of certain general terms and provisions of the warrants that we may offer.  Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

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the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

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whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal or Australian income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between Prana Biotechnology Limited and the trustee identified in the applicable prospectus supplement.  The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture.  The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount.  We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denomination of US$1,000, or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

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if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

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if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any events of default;

•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Prana Biotechnology Limited.

One or more debt securities may be sold at a substantial discount below their stated principal amount.  We may also issue debt securities in bearer form, with or without coupons.  If we issue discount debt securities, we will describe material U.S. federal and applicable Australian income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units.  If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Australia has largely abolished exchange controls on investment transactions.  The Australian dollar is freely convertible into U.S. dollars.  In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital, or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transactions, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer.  These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

Under the Takeovers Act, as currently in effect, any foreign person, together with associates, is prohibited from acquiring 15% or more of the shares in any company having total assets of A$231 million or more.  In addition, a foreign person may not acquire shares in a company having total assets of A$1,055 million or more if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time.  Under the current Australian foreign investment policy, however, it is unlikely that the Treasurer would make such an order where the level of foreign ownership exceeds 40% in the ordinary course of trading, unless the Treasurer finds that the acquisition is contrary to the national interest.  The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADRs.  At present, we do not have total assets of A$231 million.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act.  In such event, we would be required to obtain the approval of the Treasurer for our company, together with our associates, to acquire (i) more than 15% of an Australian company or business with assets totaling over A$50,000,000; or (ii) any direct or indirect ownership interest in Australian residential real estate.

The percentage of foreign ownership in our company would also be included in determining the foreign ownership of any Australian company or business in which it may choose to invest.  Since we have no current plans for any such acquisitions and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires the transfer of shares in our company to be made in writing.  No stamp duty will be payable in Australia on the transfer of ADRs.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19715. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee.  The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	$5,805
EDGAR and printing fees	550
Legal fees and expenses	30,000
Accounting fees and expenses	13,000
Depositary fees and expenses	50,000
Miscellaneous	3,645
Total	$103,000

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.  The validity of the ordinary shares offered hereunder will be passed upon for us by Quinert Rodda & Associates Pty Ltd., Melbourne, Australia, our Australian counsel.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2010 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed on May 17, 2011, with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the SEC (Commission File Number 000-49843). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.  Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.  In addition, we make available, without charge, through our website, www.pranabio.com, electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F.  The information on our website is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2010;

•
Our Reports on Form 6-K filed with or furnished to the SEC on  November 29, 2010, December 3, 2010, December 22, 2010, January 4, 2011, March 24, 2011, March 31, 2011, April 8, 2011, May 2, 2011 and May 12, 2011 (four reports); and

•	The description of our ADRs contained in our Form 20-F for the fiscal year ended June 30, 2010.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to Prana Biotechnology Limited, Level 2, 369 Royal Parade, Parkville, Victoria 3052 Australia Attn.: Richard Revelins, Chief Financial Officer and Secretary, telephone number +61-3-9349-4906. You may also obtain information about us by visiting our website at http://www.pranabio.com.  Information contained in our website is not part of this prospectus.

We are an Australian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  We make all required filings with the SEC electronically, and these filings are available over the Internet at the SEC’s website at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Australian experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of such directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith.  We have not given consent for this agent to accept service of process in connection with any other claim.